Exhibit 10.15

THE WESTERN UNION COMPANY 2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS -- U.S. SECTION 16 OFFICER

1.
Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in Executive’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Executive’s Award Notice, related to shares of the Company’s common stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.
Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below. Upon issuance and transfer of Shares to Executive following the Restricted Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.
Subject to other provisions of this Agreement and the terms of the Plan, the restrictions on the Units shall lapse and the Shares subject to the Units shall be issued and transferred to Executive as set forth below. Effective on and after the date on which the restrictions lapse, subject to applicable local laws and Company policies, Executive may hold, assign, pledge, sell, or transfer such Shares in Executive’s discretion. The period in which the Units may be forfeited by the Executive is defined as the “Restricted Period.”

a.
On the first anniversary of the Grant Date, restrictions on twenty-five percent (25%) of the total number of Units granted to Executive on the Grant Date shall lapse and the Shares subject to such Units shall be transferred to Executive;

b.
On the second anniversary of the Grant Date, restrictions on a further twenty-five percent (25%) of the Units granted to Executive on the Grant Date shall lapse (for a cumulative total of 50% of the Units) and the Shares subject to such Units shall be transferred to Executive;

c.
On the third anniversary of the Grant Date, restrictions on a further twenty-five percent (25%) of the Units granted to Executive on the Grant Date shall lapse (for a cumulative total of 75% of the Units) and the Shares subject to such Units shall be transferred to Executive; and

d.
On the fourth anniversary of the Grant Date, restrictions on the remaining twenty-five percent (25%) of the Units granted to Executive on the Grant Date shall lapse (for a cumulative total of 100% of the Units) and the Shares subject to such Units shall be transferred to Executive.

Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to the Units unless you accept these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions prior to the first anniversary of the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, you must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement prior to the first anniversary of the Grant Date will cause the Units to be forfeited.
Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Subject to paragraph 18 of this Agreement, any Units that vest in accordance with paragraphs 3, 7 or 9 will be settled as soon as administratively practicable after vesting (i.e., upon lapse of the restrictions on the Units), but in no event later than 60 days after vesting. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or his or her estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.
Executive may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the issuance and transfer of the Shares by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

5.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.
Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restricted Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.
Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate is terminated involuntarily and without Cause and on the date of such termination Executive is an eligible participant in the Severance/Change in Control Policy (“Executive Committee Level”) (the “Executive Severance Policy”), subject to the terms of the Executive Severance Policy, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of then-restricted Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the fourth anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company.

If Executive dies or incurs a Disability during a period of continuous employment with the Company or a Subsidiary or Affiliate during the Restricted Period, Executive shall immediately vest, as of the date of such termination of employment, in any then-unvested Units. If Executive’s employment with the Company or a Subsidiary or Affiliate is terminated by reason of Retirement, any then-restricted Units shall vest and be settled on a prorated basis effective on Executive’s termination date. Such prorated vesting shall be calculated by multiplying the number of then-restricted Units by a fraction, the numerator of which is the number of days that have elapsed between the Grant Date and Executive’s termination date and the denominator of which is the number of days between the Grant Date and the fourth anniversary of the Grant Date. The restricted portion of this award that does not become vested under such calculation shall be forfeited on Executive’s termination date and shall be cancelled by the Company.

8.
During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares. Executive shall not be entitled to receive dividend equivalents in connection with this award.

9.
If Executive is eligible to participate in the Executive Severance Policy at the time of a Change in Control and Executive’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under the Executive Severance Policy during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of the Executive Severance Policy, any remaining restrictions applicable to the Units shall immediately lapse effective on the date of Executive’s termination.

10.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.	This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Executive in future years.

13.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Executive’s participation in the Plan, or Executive’s acquisition or sale of the Shares underlying the Units. Executive is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.
The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Douglas County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

15.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

16.
Notwithstanding any other provision of the Plan or this Agreement, except as otherwise provided in the case of Executive’s termination of employment due to death, Disability or for an eligible reason under the Executive Severance Policy during the 24-month period commencing on the effective date of a Change in Control, in order for the restrictions on the Units to lapse the Company must achieve as a Performance Measure not less than $500,000,000 of combined operating income during the period beginning January 1, 2014 and ending December 31, 2014, as determined by the Committee based on the Corporation’s 2014 annual financial statements.

17.
Executive acknowledges that Executive has read the Company’s Clawback Policy. In consideration of the grant of the Units, Executive agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to Executive resulted from any financial result or performance metric that was impacted by Executive’s misconduct or fraud and that compensation should be recovered from Executive (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the unvested Units (the “Clawbacked Portion”) and, in such case, the Clawbacked Portion of the unvested Units shall automatically and without further action of the Company be cancelled, (b) requiring Executive to deliver to the Company shares of Common Stock acquired upon the vesting of the Units (to the extent held by Executive), (c) requiring Executive to repay to the Company any net proceeds resulting from the sale of shares of Common Stock acquired upon the vesting of the Units or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to Executive’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon Executive and all persons claiming through Executive.

18.
To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the undersigned as of the date of this Agreement:
Signature:_________________________	Printed Name: ______________________
Date: ___________________________